Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Rose Rock Midstream, L.P.

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 5, 2013, relating to the balance sheets of SemCrude Pipeline, L.L.C. as of December 31, 2011 and 2010 and the related statements of operations, changes in member’s equity and cash flows for the two years ended December 31, 2011 and 2010 and for the one month ended December 31, 2009 (Successor), and for the eleven months ended November 30, 2009 (Predecessor), appearing in the Current Report on Form 8-K/A of Rose Rock Midstream, L.P. filed February 5, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

May 15, 2013